EXHIBIT 5.1
November 13, 2007
Asyst Technologies, Inc.
46897 Bayside Parkway
Fremont, California 94538
Re:      Asyst Technologies, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
We have acted as counsel to Asyst Technologies, Inc., a California corporation (the “Company”), in connection with the registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of an aggregate of 1,000,000 shares of the Company’s common stock (the “Shares”) pursuant to the Company’s 2003 Equity Incentive Plan (the “Plan”).
This opinion is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.
We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.
We have reviewed the Company’s charter documents and the corporate proceedings taken by the Company in connection with the establishment and amendment of the Plan. Based on such review, we are of the opinion that if, as and when the Shares are issued and sold (and the consideration therefor received) pursuant to the provisions of the Plan and in accordance with the Registration Statement, the Shares will be duly authorized, legally issued, fully paid and non-assessable.
We consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement.
This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.
Very truly yours,

/s/ Baker & McKenzie LLP

BAKER & MCKENZIE LLP